Exhibit 10

NU LOGO	Northeast Utilities System

_______________________________

Northeast Utilities Incentive Plan

Adopted by Northeast Utilities
Board of Trustees on January 13, 1998

Amended, Restated and Adopted by Northeast
Utilities Compensation Committee of the Board
of Trustees on February 13, 2007

Approved by Northeast Utilities Shareholders on
May 8, 2007

ARTICLE I

PURPOSE

The purpose of the Northeast Utilities Incentive Plan (the “Plan”) is to provide (i) designated employees of the Company (as hereinafter defined in Article X) and (ii) non-employee members of the Board of Trustees (the “Board”) of Northeast Utilities, a Massachusetts business trust, (“NU”) with the opportunity to receive annual incentive compensation and grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, restricted share units and performance units.  The Company believes that the Plan will assist it in recruiting talented employees who will contribute materially to the growth of the Company, thereby benefiting NU's shareholders and aligning the economic interests of the participants with those of the shareholders.

For purposes of the Plan, definitions appear in the Plan and as set forth in Article XIV.

ARTICLE II

ADMINISTRATION

1.

Committee.  The Plan shall be administered and interpreted by the Board’s Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan (the “Committee”).  The Committee may consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act.  Members of the Committee shall be “independent” as defined under the listing standards of the New York Stock Exchange.  However, the Board may ratify or approve any grants as it deems appropriate or as are submitted by the Committee.

2.

Committee Authority.  The Committee shall have the authority to amend or terminate the Plan as provided in Article XII.  The Committee shall have the sole authority to (i) establish, and review the Company’s and the Grantee’s, as defined below, performance against annual goals for purpose of the annual incentives to be distributed and determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability (iv) establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan, including the delegation of day-to-day plan administration, and (v) deal with any other matters arising under the Plan.

3.

Committee Determinations.  The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The

Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder including, but not limited to, the Company, the Committee, the Board, the affected Participants, and their respective successors in interest.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

ARTICLE III

ANNUAL INCENTIVE AWARDS

1.

Eligibility for Participation.  Each employee of the Company classified as a Vice President or higher (an “Executive Employee”) shall be eligible to receive an annual incentive award (an “Award”) under the Plan

2.

Annual Awards.

(a)

As soon as practicable after the start of each fiscal year of NU, but in any event within 90 days, the Committee shall set the Performance Goals for the Company which shall be the basis for determining the Awards to be paid to each Executive Employee for such fiscal year and the Committee shall communicate the target and the percentages (including minimums and maximums) for each Executive Employee applicable to each level of achievement against the target set.  In no event may an individual Award for an Executive Employee exceed $4,000,000.

(b)

The maximum amount of an Award for an Executive Employee shall be based upon the Company’s performance compared against the Performance Goals set for that fiscal year.  The actual amount of the Award for any Executive Employee shall be reduced, accordingly, by the Committee if the Executive Employee does not satisfy one or more individual financial or nonfinancial objectives set by the Committee for that Executive Employee as of the beginning of the relevant fiscal year.  Any such objectives for an Executive Employee shall be set by the Committee and announced to the affected Executive Employee no later than 90 days after the commencement of the relevant fiscal year of NU.

(c)

The Committee shall certify and announce the Awards that will be paid by the Company to each Executive Employee as soon as practicable following the final determination of the Company's financial results for the relevant fiscal year.  Payment shall normally be made in cash, or in shares of Company Stock or Options, the value of which shall equal the amount to be distributed, all as determined by the Committee, within 90 days following the end of such fiscal year, provided that the Executive Employee has not separated from employment by the Company prior to the date that payment is due except as otherwise specifically provided in a contract between the Company and the Executive Employee.  The Committee may provide for complete or partial exceptions to this requirement if an Executive Employee’s employment terminated on account of Retirement,, termination without Cause,, death or Disability or a Change of Control.

ARTICLE IV

STOCK-BASED GRANTS

1.

Grants.  Grants under the Plan may consist of grants of incentive stock options (“Incentive Stock Options”) or nonqualified stock options (“Nonqualified Stock Options”)(Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), restricted stock (“Restricted Stock”), restricted share units (Restricted Share Units” or “RSUs”), stock appreciation rights (“SARs”), and/or performance units (“Performance Units”) (hereinafter collectively referred to as “Grants”).  Grants may be awarded singly, in combination or in tandem with other Grants.  All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”).  The Committee shall approve the form and provisions of each Grant Instrument.  Grants under a particular Section of the Plan need not be uniform as among the Grantees, as defined below.

2.

Eligibility for Participation.

(a)

Eligible Persons.  All employees of the Company (“Employees”), including Employees who are officers or members of the Board, contractors of the Company (“Contractors”), and members of the Board who are not Employees (“Non-Employee Trustees”) shall be eligible to receive Grants under the Plan.  Contractors shall be eligible to receive Grants only of Nonqualified Stock Options.

(b)

Selection of Grantees.  The Committee shall select the Employees and Contractors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.  Employees, Contractors and Non-Employee Trustees who receive Grants under this Plan shall hereinafter be referred to as “Grantees”.

(c)

Collective Bargaining Employees.  Anything to the contrary in this Plan notwithstanding, no Employee whose terms and conditions of employment are subject to negotiation with a collective bargaining agent shall be eligible to receive Grants under this Plan until the agreement between the Company and such collective bargaining agent with respect to the Employee provides for participation in the Plan.

3.

Granting of Options.

(a)

Number of Shares.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Contractors subject to the overall limits of Article IX.

(b)

Type of Option and Price.

(i)

The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees.  Nonqualified Stock Options may be granted to Employees, Contractors and Non-Employee Trustees.

(ii)

The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant. The Committee may not modify the applicable Exercise Price after the date of Grant.

(iii)

If the Company Stock is publicly traded, then the Fair Market Value per share shall be the closing price of the Company Stock as reported in the Wall Street Journal as composite transactions for the relevant date (or the latest date for which such price was reported if such date is not a business day), or if not available, determined as follows: (x) if the principal trading market for the Company Stock is the New York Stock Exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (y) if the principal trading market for the Company Stock is a national securities exchange other than the New York Stock Exchange or is the NASDAQ National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (z) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.  If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c)

Option Term.  The Committee shall determine the term of each Option.  The term of any Option shall not exceed ten years from the date of grant.  However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d)

Exercisability of Options.  Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument.  The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)

Termination of Employment, Retirement, Disability or Death.

(i)

Except as provided below, an Option may be exercised only while the Grantee is employed by, or providing service to, the Company as an Employee, a Contractor, or a member of the Board.  In the event that a Grantee ceases to be employed by, or provide service to, the Company then, unless the Committee deems otherwise, all outstanding Options will expire upon termination from employment or service with the Board for Cause, or any  other reason, including termination on account of “Retirement,” “Disability,” or death.

(ii)

For purposes of this Plan and programs thereunder:

(A)

“Cause” shall mean, except to the extent specified otherwise by the Committee acting on behalf of the Company, (i) the Grantee’s conviction of a felony, (ii) in the reasonable determination of the Committee, the Grantee’s (x) commission of an act of fraud, embezzlement, or theft in connection with the Grantee’s duties in the course of the Grantee’s employment with the Company, (y) acts or omissions causing intentional, wrongful damage to the property of the Company or intentional and wrongful disclosure of confidential information of the Company, or (z) engaging in gross misconduct or gross negligence in the course of the Grantee’s employment with the Company, or (iii) the Grantee’s material breach of his or her obligations under any written agreement with the Company if such breach shall not have been remedied within 30 days after receiving written notice from the Committee specifying the details thereof.  For purposes of this Program, an act or omission on the part of a Grantee shall be deemed “intentional” only if it was not due primarily to an error in judgment or negligence and was done by Grantee not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.  In the event a Grantee's employment or service is terminated for cause, in addition to the immediate termination of all Grants, the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

(B)

“Disability” shall mean a Grantee's being determined to be  disabled within the meaning of the long-term disability plan or program that is a part of the Northeast Utilities Service Company Group Insurance Plan (or any successor plan or program, hereafter, the “LTD Program”); provided, however, that any payment to a Participant on account of a Disability may not commence until the Participant is determined to be disabled pursuant to Section 409A(a)(2)(C) of the Code, or as renumbered.

(C)

“Employed by, or provide service to, the Company” shall mean employment or service as an Employee, Contractor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to

Restricted Stock, RSUs and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Contractor and member of the Board), unless the Committee determines otherwise.

(D)

“Retired” shall mean a termination of employment from the Company, other than for “Cause” on or after the earlier to occur of (x) attainment of age 65,  (y) eligibility for payments under the Supplemental Executive Retirement Plan for Officers of  Northeast Utilities System Companies, or  employment-related agreement with the Company, or  (z) attainment of age 55 after completing at least ten years of vesting service under the Northeast Utilities Service Company 401k Plan.

(f)

Exercise of Options.  A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price.  The Grantee shall pay the Exercise Price for an Option as specified by the Committee:

(i)

in cash,

(ii)

with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option or Restricted Stock, as defined below, granted under this Plan, subject to such restrictions as the Committee deems appropriate including placing the same restrictions on the shares of Company Stock obtained through the exchange of the Restricted Stock) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or

(iii)

by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.  The Grantee shall pay the Exercise Price and the amount of any withholding tax due at the time of exercise.

(g)

Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company exceeds $100,000, then the option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company.

ARTICLE V

STOCK-BASED GRANTS TO NON-EMPLOYEE TRUSTEES

1.

Eligibility for Participation.  Non-Employee Trustees shall be eligible to receive Grants as set forth in Article IV; provided, that the number of shares of Company Stock subject to each Grant of Options, as well as the terms of all Grants, to Non-Employee

Trustees shall be approved by the Board, in accordance with Article (9) of the Declaration of Trust of Northeast Utilities, as amended.

2.

Terms of Retirement.  The words “age 65” in the definition of “Retired” in Section 3(e)(ii)(D) of Article IV shall be read as “age 70” with respect to Non-Employee Trustees.

ARTICLE VI

RESTRICTED STOCK AND RESTRICTED SHARE UNIT GRANTS

1.

Restricted Stock Grants.  Subject to the terms and conditions of the Plan, the Committee may issue or transfer shares of Company Stock to a Grantee with such restrictions as the Committee deems appropriate (“Restricted Stock”).  The following provisions are applicable to Restricted Stock:

(a)

General Requirements.  Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred in exchange for services performed or to be performed.  The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate.  The period of time during which the Restricted Stock will remain subject to restrictions (the “Restriction Period”) will be designated in the Grant Instrument

(b)

Number of Shares.  The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares, subject to the limitations contained in Article IX.

(c)

Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Company during the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company.  The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)

Restrictions on Transfer and Legend on Share Certificate.  During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee, as defined below.  The Committee may determine that the Company will issue certificates for shares of Restricted Stock, in which case each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant.  The Grantee shall be entitled to have the legend removed from the share certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed.  The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e)

Right to Vote and to Receive Dividends.  Unless the Committee determines otherwise, the Grantee shall have the right to vote Restricted Stock and to receive any dividends or other distributions paid on such shares during the Restriction Period subject to any restrictions deemed appropriate by the Committee.

(f)

Lapse of Restrictions.  All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee.  The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

2.

 Restricted Share Unit Grants.

(a)

Restriction Period.  The Committee may make Grants of Restricted Share Units to Employees and Non-Employee Trustees representing the right to receive shares of Company Stock, cash, or both, as determined by the Committee (hereafter, “Restricted Share Units”). At the end of the Restriction Period, subject to any deferral election that may be made or applied to the Grant pursuant to subsection (c) below, cash or shares or both shall be delivered to the Grantee (unless previously forfeited).  Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period.  A Grantee of Restricted Share Units shall have none of the rights of a holder of Company Stock unless and until shares of Company Stock are actually delivered in satisfaction of such Restricted Share Units.

(b)

Number of Units.  The Committee shall determine the number of Restricted Share Units pursuant to a Restricted Share Unit Grant and the restrictions applicable to such shares, subject to the limitations contained in Article IX.

(c)

Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Company during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Share Unit Grant shall terminate as to all Restricted Share Units covered by the Grant as to which the restrictions have not lapsed.  The Committee may, however, provide for complete or partial exceptions to this requirement if an Executive Employee’s employment or Non-Employee Trustee’s service with the Board ends on account of Retirement, termination without Cause, death or Disability or due to a Change of Control, as it deems appropriate.

(d)

Dividend Equivalents.  The Committee may determine that a Grant Instrument with respect to Restricted Share Units may provide that the Grantee shall be entitled to receive as compensation from the Company dividend equivalents with respect thereto, in the form determined by the Committee from the effective date of the Grant Instrument through the earlier of (i) the date the Restricted Share Unit is forfeited, and (ii) the date Company Stock representing such Restricted Share Units or cash is delivered to the Grantee as provided herein.

(e)

Deferrals of Restricted Share Units.  The Committee may provide for the automatic deferral of the payment of Restricted Share Units upon the lapse of restrictions on the Grant or permit a Grantee to elect deferral by filing a written election with the Committee in accordance with such procedures as the Committee may from time to time specify.  Such deferral will extend until the date or dates specified in such election; provided, however, that any such deferral election shall be made in accordance with rules under Section 409A of the Code.

3.

Withholding.  The Company shall have the right to deduct from any settlement of a Grant of Restricted Shares or Restricted Share Units, including the delivery or vesting of shares or dividend equivalents, an amount sufficient to cover withholding required by law for any federal, state or local taxes or to take such other action as may be necessary to satisfy any withholding obligations.  The Committee may permit shares to be used to satisfy required tax withholding, and such shares shall be valued at the fair market value as of the settlement date of the applicable Grant.

4.

Section 162(m).  Notwithstanding any other provision of the Plan or the terms of any Grant or Award issued hereunder, Grants of Restricted Stock or Restricted Share Units under this Article VI are not intended to be or meet the requirements for "qualified performance based compensation" under Section 162(m) of the Code or Treasury Regulation § 1.162-27(e).

ARTICLE VII

STOCK APPRECIATION RIGHTS

1.

Stock Appreciation Rights.

(a)

General Requirements.  The Committee may grant stock appreciation rights (“SARs”) to a Grantee separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option.  The Committee shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR (“Base Amount”).  The Committee may not modify the applicable Base Amount of the SAR after the date of Grant.

(b)

Tandem SARs.  In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)

Exercisability.  An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument.  SARs may only be exercised while the Grantee is employed by the Company or during the applicable period after termination of employment as described in Article IV, Section 3(e).  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)

Value of SARs.  When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the “spread value” for the number of SARs exercised, payable in cash..  The ”spread value” for an SAR is the amount representing the  difference by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).

(e)

Form of Payment.   For purposes of calculating the amount of cash to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR and cash shall be distributed, net of applicable withholding taxes.

ARTICLE VIII

PERFORMANCE UNITS

1.

Performance Units.

(a)

General Requirements.  The Committee may grant performance units (“Performance Units”) to an Employee.  Each Performance Unit shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met.  A Performance Unit shall be based on the Fair Market Value of a share of Company Stock or on such other measurement base as the Committee deems appropriate.  The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units, subject to the limitations contained in Article IX.

(b)

Performance Period and Performance Goals.  When Performance Units are granted, the Committee shall establish the Performance Period during which performance shall be measured, Performance Goals applicable to the Units and such other conditions of the Grant as the Committee deems appropriate.  Performance Goals may relate to the financial performance of the Company or its operating units, the performance of Company Stock, individual performance, or such other criteria as the Committee deems appropriate.

(c)

Payment with respect to Performance Units.  At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units are met and the amount, if any, to be paid with respect to the Performance Units.  Payments with respect to Performance Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.

(d)

Requirement of Employment or Service.  If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Article IV, Section 3(e))

during a Performance Period, or if other conditions established by the Committee are not met, the Grantee's Performance Units shall be forfeited.  The Committee may, however, provide for complete or partial exceptions to this requirement if an Executive Employee’s employment ends on account of Retirement, termination without Cause, death or Disability or due to a Change of Control, as it deems appropriate.

(e)

Designation as Qualified Performance-Based Compensation.  The Committee may determine that Performance Units granted to a Grantee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code.  The provisions of this subsection (e) shall apply to Grants of Performance Units that are to be considered “qualified performance-based compensation” under Section 162(m) of the Code.

(i)

Performance Goals.  When Performance Units that are to be considered “qualified performance-based compensation” are Granted, the Committee shall establish in writing (i) the objective Performance Goals that must be met in order for amounts to be paid under the Performance Units, (ii) the Performance Period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the Performance Goals are met, and (iv) any other conditions, including without limitation provisions relating to death, disability, other termination of employment or Change of Control, that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code.  The performance goals may relate to the Employee’s business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing.

(ii)

Establishment of Goals.  The Committee shall establish the Performance Goals in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code.  The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.  The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(iii)

Maximum Payment.  The number of Performance Units granted and paid in shares shall not exceed the limit specified under Article IX(1)(a).  If Performance Units are paid in cash, the maximum amount that may be paid to an Employee with respect to a Performance Period is $4,000,000.

(iv)

Announcement of Grants.  The Committee shall certify and announce the results for each Performance Period to all Grantees immediately following the announcement of the Company’s financial results for the Performance Period.  If and to the extent that the Committee does not so certify that the performance goals have been met, the grants of Performance Units for the Performance Period shall be forfeited.

ARTICLE IX

AUTHORIZED SHARES

1.

Shares Subject to the Plan.

(a)

Shares Reserved for Grants and Awards.  The aggregate number of common shares of NU, par value $5.00, (“Company Stock”) that may be subject to Grants of Options, or transferred on account of other Grants or Awards under the Plan may not exceed 4.5 million shares.  The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent (i) Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised (other than for reasons of the Exercise Price of the Option being less than the current Fair Market Value thereof), or (ii) any shares of Restricted Stock, RSUs or Performance Units are forfeited, or (iii) Company Stock, including RSUs, are used by the Participant to pay withholding taxes or as payment for the Exercise Price of the Grant, then the shares not made the subject of Grants and Awards, and the shares subject to such terminated, expired, canceled, forfeited, exchanged or surrendered Grants and Awards shall again be available for purposes of the Plan in addition to the number of shares of Company Stock otherwise available for Grants and Awards.  No Participant under the Plan may receive aggregate Grants and Awards in excess of one million shares over the term of the Plan.

(b)

Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which NU is the surviving entity, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without NU's receipt of consideration, or (v) otherwise in the event of an equity restructuring within the meaning of Statement of Financial Accounting Standards No. 123 (revised 2004), other than (x) any distribution of securities or other property by the Company to shareholders in a spin-off or split-off that does not qualify as a tax-free spin-off of split-up under Section 355 of the Code (or any successor provision of the Code) or (y) any cash dividend (other than an extraordinary cash dividend or distribution), then the maximum number of shares of Company Stock available for Grants, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants, including the per share exercise price of  Options and Stock Appreciation Rights, shall be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any increase to the  number or kind of shares of Company Stock outstanding under this Article IX(1)(b) occurring on or after May 9, 2007 shall result in the adjustment in the 4.5 million shares authorized under Article IX(1)(a).  No such adjustment shall be required to reflect the events described in clauses (x) and (y) above, or any other change in capitalization that does not constitute an equity restructuring; however, such adjustment may be made if the Committee determines that such adjustment is appropriate.  Any adjustments determined by the Committee shall be final, binding and conclusive.

(c)

Minimum Vesting Requirement.  Grants of Restricted Stock or RSUs made pursuant to the Plan shall vest ratably no sooner than the first business day of each of the three years following the calendar year of the Grant.  Grants of Options shall vest no sooner than the first business day of the year following the calendar year of the Grant.  The Committee may, in its discretion, determine such other vesting schedule as it deems appropriate, except that any such other vesting schedule must fulfill at least the applicable minimum requirements set forth in the prior two sentences.  The Committee may provide for complete or partial exceptions to these requirements as it deems appropriate in the case of a Participant whose service with the Company ends for reason of Retirement, Death, or Disability, or in the case of a Grant to a Non-Employee Trustee or a newly-hired Employee, or upon a Change of Control of NU.

ARTICLE X

OPERATING RULES

1.

Withholding of Taxes.  All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to the Grantee, any federal, state or local taxes required by law to be withheld with respect to such Grants.  In the case of Options and other Grants paid in Company Stock, the Company may require the Grantee or other person receiving such shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.  If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to an Option, SAR, Restricted Stock, Restricted Share Units or Performance Units that are paid in Company Stock, by having shares withheld up to an amount that does not exceed the Grantee's minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  The election must be in a form and manner prescribed by the Committee.

2.

Transferability of Grants.

(a)

Nontransferability of Grants.  Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime.  A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder).  When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights.  A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b)

Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

3.

Requirements for Issuance or Transfer of Shares.  No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

4.

Funding of the Plan.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan.  In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

5.

Rights of Participants.  Nothing in this Plan shall entitle any Employee or Non-Employee Trustee or other person to any claim or right to be granted a Grant under this Plan except as provided in Article V.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights, nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Employee at any time.

6.

No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

7.

Headings.  Section headings are for reference only.  In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

8.

Effective Date of the Plan.  Subject to approval by NU's shareholders, the Plan as amended and restated, is effective on May 9, 2007.

9.

Definition of Company.  “Company” means NU and any Affiliate which is authorized by the Board to adopt the Plan and cover its eligible employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate.  An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the eligible employees of the Affiliate.  In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.  For the purposes hereof, “Affiliate” means each direct and indirect affiliated company that directly or through one or more intermediaries, controls, is controlled by, or is under common control with NU.

ARTICLE XI

CHANGE OF CONTROL OF NU

1.

Change of Control of NU.

As used herein, a “Change of Control” shall be deemed to have occurred:

(i)

When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, its affiliates, or any Company or NU employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NU representing more than 20% of the combined voting power of either (i) the then outstanding common shares of NU (the “Outstanding Common Shares”) or (ii) the then outstanding voting securities of NU entitled to vote generally in the election of directors (the “Voting Securities”); or

(ii)

Individuals who, as of the beginning of any twenty-four month period, constitute the Trustees (the “Incumbent Trustees”) cease for any reason to constitute at least a majority of the Trustees or cease to be able to exercise the powers of the majority of the Trustees, provided that any individual becoming a trustee subsequent to the beginning of such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the trustees then comprising the Incumbent Trustees shall be considered as though such individual were a member of the Incumbent Trustees, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Trustees of NU (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii)

Consummation by NU of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Shares and Voting Securities

immediately prior to such Business Combination do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Shares and Voting Securities, as the case may be; or

(iv)

Consummation of a complete liquidation or dissolution of NU or sale or other disposition of all or substantially all of the assets of NU other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Common Shares and Voting Securities, as the case may be, immediately prior to such sale or disposition.

2.

Consequences of a Change of Control.

(a)

Notice.  Upon a Change of Control, the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control.

(b)

Assumption of Grants.  Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised and all outstanding restricted shares, restricted share units and Performance Units that are denominated in shares of Company Stock shall be assumed by, or replaced with comparable options, rights or entitlements by, the surviving corporation.

(c)

Other Alternatives.  Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take any of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options, SARs, restricted shares, restricted share units and Performance Units that are denominated in shares of Company Stock in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the restricted shares, restricted share units or Performance Units (based on the then Fair Market Value of shares of Company Stock), or with respect to unexercised Options or SARs, in the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate.  Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(d)

Committee.  The Committee making the determinations under this Article XI, Section 2(d) following a Change of Control must comprise the same members as those on the Committee immediately before the Change of Control.  If the Committee members do not meet this requirement, the automatic provisions of Subsections (a) and (b) shall apply, and the Committee shall not have discretion to vary them.

(e)

Limitations.  Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

ARTICLE XII

AMENDMENT AND TERMINATION

1.

Amendment and Termination of the Plan.

(a)

Amendment.  The Board or the Committee may amend or terminate the Plan at any time; provided, however, that neither the Board nor the Committee shall amend the Plan without shareholder approval if such approval is required by Sections 162(m) or 422 of the Code.

(b)

Termination of the Plan.  The Plan shall terminate on the day preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or the Committee, or is extended by the Board or the Committee with the approval of the shareholders.

(c)

Termination and Amendment of Outstanding Grants.  A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents, unless the Committee acts under Article XI, Section 2(c), or unless the amendment or termination is required under statute, regulation, other law, or rule of a governing or administrative body having the effect of a statute or regulation.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

(d)

Governing Document.  The Plan shall be the controlling document.  No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

ARTICLE XIII

MISCELLANEOUS

1.

Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan.  Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation.  The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives.  The Committee shall prescribe the provisions of the substitute grants.

2.

Compliance with Law.  The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of sections 162(m) and 422 of the Code, and any other applicable law or regulation having the effect of law.  To the extent that any legal requirement of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply.  The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.  The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees.  The Committee may, in its sole discretion, agree to limit its authority under this Section.

3.

Deferred Compensation.  Any deferrals made under the Plan, including awards granted under the Plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Internal Revenue Code to avoid adverse tax consequences to participating employees.  These requirements include limitations on election timing, acceleration of payments, and distributions.  The Company intends to structure any deferrals and awards under the Plan to meet the applicable tax law requirements.

4.

Payment of Awards.  The Committee, either at the time of Grant or by subsequent amendment, may require or permit deferral of the payment of Awards or Grants under such rules and procedures as it may establish.

5.

Clawback.  Upon written demand of the Company, an Employee will reimburse or forfeit all or a portion of any Award or Grant paid to the Employee under the Plan where: (i) payment of the Award or Grant  was predicated on the achievement of certain financial results that were subsequently the subject of a substantial restatement of the financial statements of the Company, (ii) in the judgment of the Board the Employee engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (iii) a lower payment would have been made to the Employee based on the restated financial results.  In the event the Employee fails to make prompt reimbursement of any such Award or Grant previously paid or delivered, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from the Grantee’s compensation otherwise due from the Company; provided, however, that the Company will not seek to recover upon Awards or Grants paid more than three years prior to the date the applicable restatement is disclosed.

6.

Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Connecticut.

7.

Disclaimer of Liability.  The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such  contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.

ARTICLE XIV

DEFINITIONS

When used herein, each of the following terms shall have the corresponding meaning set forth below unless a different meaning is plainly required by the context in which a term is used:

14.1

“Award” is an annual incentive award made to an Employee as provided in Article III.

14.2

“Cause” is described in Article IV(3)(e)(ii)(A).

14.3

 “Change of Control” is described in Article XI(1).

14.4

“Code” is the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

14.5

“Committee” is described in Article II(1).

14.6

“Company Stock” or “Stock” is Northeast Utilities common shares, as described in Article IX(1)(a).

14.7

“Company” or “NU” is described in Article X.

14.8

“Disability” is described in Article IV(3)(e)(ii)(B).

14.9

“Exchange Act” is the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

14.10

“Exercise Price” is described in Article IV(3)(b)(ii).

14.11

“Fair Market Value” is, as of any given date, the value of Company Stock, as provided in Article IV(3)(b)(iii), or as otherwise determined by the Committee.

14.12

“Grant” is described in Article IV(1).

14.13

“Grantee” is the individual to whom a Grant is made, as provided in Article IV, Section 2(b).

14.14

“Grant Instrument” is described in Article IV(1).

14.15.

“Incentive Stock Option” is described in Article IV(3)(b).

14.16

“Nonqualified Stock Option” is described in Article IV(3)(b).

14.17

“Option” is an Incentive Stock Option or a Nonqualified Stock Option, as described in Article IV(3)(b).

14.18

“Participant” is any eligible individual to whom an Award or Grant is made.

14.19

“Performance Goals” means the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Period with respect to any performance-based Awards or Grants contingently awarded under the Plan.  The Performance Goals for Awards or Grants that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization or operating earnings); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; credit rating; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; unit volume; productivity; delivery performance; service levels; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, divestitures, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives, or other strategic business criteria consisting of one or more objectives based on satisfaction of specified revenue goals, geographic business expansion goals or cost targets.

With respect to awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) and to the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may, unless otherwise determined by the Committee at the time the Performance Goals are established, adjust the Performance Goals to exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs that have been approved by the Board; reductions in force and early retirement incentives; and any extraordinary, unusual, infrequent or non-recurring items separately identified in the financial statements and/or notes thereto in accordance with generally accepted accounting principles.  Notwithstanding the foregoing and with respect to awards that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the Committee may, in its discretion, adjust Performance Goals as it considers necessary or appropriate.

14.20

“Performance Period” is the period selected by the Committee during which the performance of the Company or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award or Grant subject to Performance Goals or time vesting has been earned.

14.21

“Performance Unit” is described in Article VIII(1)(a).

14.22

 “Plan” is this Northeast Utilities Incentive Plan, as amended from time to time.

14.23

“Qualified Performance-Based Compensation” is described in Article VIII(1)(e).

14.24

“Restriction Period” is described in Article VI(1)(a) and (2)(a).

14.25

“Restricted Stock” is a Grant described in Article VI.

14.26

“Restricted Share Units” or “RSUs” is a Grant described in Article VI.

14.27

“Retired” is described in Article IV(3)(e)(ii)(D).

14.28

“Stock Appreciation Right” or “SAR” is a right granted pursuant to Article VII.